Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Releases Exclusive AI-Powered Tracking Feature

Company Expected to File Patent Application on Its Advanced Analytics

Detroit, Michigan, April 27, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today released a new AI-based analytic providing enhanced tracking of vehicles and humans.

This unique analytic is being added to the list of provisional patent applications the Company plans on filing in the near future. Analytics refers to the process of identifying, interpreting, and communicating significant or meaningful patterns of collected data.

This new analytic solves two challenges important to end users and security operations centers, specifically the reduction of false positive alarms, and the introduction of advanced functionality that can be used to detect stolen cars, new vehicles and persons entering spaces with existing cars and persons. The Company believes that an analytic with this functionality does not exist in the marketplace, although it may.

The Company noted that this tracking functionality has been successfully tested at several client locations across the US and is now being made available to all subscribed RAD clients. The Company has identified 31 ROSA devices that the analytic will be deployed on in the coming weeks. The addition of this analytic strengthens RAD’s value to its end users, increasing retention and exclusivity.

Tracking is part of a suite of internally developed AI analytics which includes human detection, vehicle detection, license plate recognition, and firearm detection. Tracking is included with a subscription to any RAD device, including RAD’s top-selling solution ROSA™ (Responsive Observation Security Agent).

“Although we deploy hardware as a device-as-a-service model, at our core AITX is a software company,” said Steve Reinharz, CEO of AITX and RAD. “Surveillance systems have struggled to reduce what are referred to as ‘false positives’, where slight or typical movement of an object triggers an alert. This is particularly troublesome when observing the movement, or non-movement of vehicles. This new analytic knows when a vehicle is on the move or remaining in place. We have made incredible advancements to reduce the instances of false positives.”

“We know that every client is unique and there’s no ‘one size fits all’ approach to how they will utilize our solutions,” commented Mark Folmer, CPP, FSyI, President of RAD. “The vehicle tracking analytic is completely customizable by the end-user or authorized remote monitoring service. It’s our objective to make deploying RAD solutions a seamless and easy process for our clients and channel partners.”

“AITX has made substantial investments in R&D and software development,” added Reinharz. “To help protect these investments, we have carefully reviewed the need for patents in each area of research to formulate more effective R&D strategies. We’ve identified the projects where the Company should file relevant patent applications as necessary to help build a strong global intellectual property portfolio.”

The Company expects to provide future announcements regarding the status of the aforementioned patent applications.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, vehicle tracking, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz